UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 27, 2013

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 6188-6818, ext 6856
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 27, 2013, Charlene Spoede Budd (“Ms. Budd”) notified China BAK Battery, Inc. (the “Company”) of her decision to resign as a member of the Board of Directors of the Company and as a member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees, effective immediately. Ms. Budd’s decision to resign is due to her personal reasons. The Company intends to elect a new independent director to fill the vacancies created by Ms. Budd’s resignation as soon as practicable.

As a result of the resignation of Ms. Budd, the Company is not currently in compliance with Listing Rules 5605(b)(1) and 5605(c)(2)(A) of the NASDAQ Stock Market LLC. NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) require, among other things, that a majority of the Board of Directors be comprised of independent directors as defined in Rule 5605(a)(2) and the Company’s Audit Committee be comprised of at least three members. Currently the Company’s Board of Directors consists of two independent directors and two non-independent directors and the Audit Committee is comprised of two members.

The Company notified NASDAQ of its noncompliance with the NASDAQ listing rules described above on March 4, 2013. In accordance with NASDAQ Listing Rules 5605 (b)(1)(A) and 5605(c)(4)(B), the Company has a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or February 27, 2014. If the Company’s next annual shareholders’ meeting is held no later than 180 days following the resignation of Ms. Budd, then the Company will instead have 180 days from such event to regain compliance.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The pertinent information contained in Item 3.01 of this Form 8-K above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: March 5, 2013	By:	/s/ Xiangqian Li
Xiangqian Li
Chief Executive Officer